                                                                      EXHIBIT 11


                           MONARCH DENTAL CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           THREE MONTHS ENDED MARCH 31,
                                                          ------------------------------
                                                            1999                  1998
                                                          --------               -------
Net income                                                $    614               $ 1,104
                                                          ========               =======



Weighted average common shares outstanding                  12,086                10,235
Weighted average common equivalent shares outstanding           --                    87
                                                          --------               -------
Weighted average common and common equivalent
   shares outstanding                                       12,086                10,322
                                                          ========               =======



NET INCOME PER COMMON SHARE:
----------------------------------------------------
Net income                                                $   0.05               $  0.11
                                                          ========               =======



NET INCOME PER SHARE - ASSUMING DILUTION:
----------------------------------------------------


Net income                                                $   0.05               $  0.11
                                                          ========               =======